Exhibit 99.1

GREAT PLAINS ENERGY REPORTS SOLID FIRST QUARTER 2018 RESULTS
WESTAR MERGER ON TRACK TO CLOSE IN SECOND QUARTER

Kansas City, Mo. (May 2, 2018) - Great Plains Energy (NYSE: GXP) today announced first quarter 2018 earnings of $35.0 million or $0.16 per share of average common stock outstanding, compared with a first quarter 2017 loss of $24.7 million or $0.11 per share.
Great Plains Energy's adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) exclude certain costs, expenses, gains, losses and the per share dilutive effect of equity issuances resulting from the anticipated merger with Westar Energy and the previous plan to acquire Westar. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) were $29.4 million and $0.19, respectively, in the first quarter of 2018 compared with $19.9 million and $0.13, respectively, in the first quarter of 2017. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) are reconciled to GAAP earnings (loss) in the financial table included in this release.
“Our solid financial performance in the first quarter was driven by solid demand growth and cost management. Colder weather also contributed to results for the quarter,” said Terry Bassham, chairman and chief executive officer of Great Plains Energy.
Bassham continued, “Upon the approval of our constructive merger settlements in Kansas and Missouri, we will have the best opportunity to provide our retail electric customers substantial benefits, including tens of millions of dollars in bill credits and rate stability over the next several years. We remain on track to complete our pending merger with Westar Energy in the second quarter.”

Great Plains Energy First Quarter:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings (Loss) and Diluted Earnings (Loss) Per Share
Three Months Ended March 31
(Unaudited)

			Earnings (Loss) per Great
	Earnings (Loss)		Plains Energy Share
	2018	2017	2018	2017
GAAP Earnings	(millions)
Electric Utility	$28.0	$16.1	$0.13	$0.07
Other	7.0	(25.7)	0.03	(0.11)
Net income (loss)	35.0	(9.6)	0.16	(0.04)
Preferred dividends	—	(15.1)	—	(0.07)
Earnings (loss) available for common shareholders	$35.0	$(24.7)	$0.16	$(0.11)
Reconciliation of GAAP to Non-GAAP
Earnings (loss) available for common shareholders	$35.0	$(24.7)	$0.16	$(0.11)
Costs to achieve the anticipated merger with Westar:
Operating expenses, pre-tax (a)	2.9	39.4	0.02	0.25
Financing, pre-tax (b)	—	26.6	—	0.17
Mark-to-market impacts of interest rate swaps, pre-tax (c)	(7.0)	(12.1)	(0.05)	(0.08)
Interest income, pre-tax (d)	(3.5)	(4.6)	(0.02)	(0.03)
Income tax expense (benefit) (e)	2.0	(19.8)	0.02	(0.13)
Preferred stock (f)	—	15.1	—	0.10
Impact of October 2016 share issuance (g)	n/a	n/a	0.06	(0.04)
Adjusted Earnings (Non-GAAP)	$29.4	$19.9	$0.19	$0.13
Average Shares Outstanding			(millions)
Shares used in calculating diluted earnings (loss) per share			216.0	215.3
Adjustment for October 2016 share issuance (g)			(60.5)	(60.5)
Shares used in calculating adjusted earnings per share (Non-GAAP)			155.5	154.8
(a) Reflects legal, advisory and consulting fees and certain severance expenses and are included in Costs to achieve the anticipated merger with Westar on the consolidated statements of comprehensive income (loss).
(b) Reflects fees for a bridge term loan facility and interest on Great Plains Energy's $4.3 billion senior notes and are included in Interest charges on the consolidated statements of comprehensive income (loss).
(c) Reflects the mark-to-market impacts of interest rate swaps and is included in Interest charges and Non-operating income on the consolidated statements of comprehensive income (loss).
(d) Reflects interest income earned on the proceeds from Great Plains Energy's October 2016 equity offerings and March 2017 issuance of $4.3 billion senior notes and is included in Non-operating income on the consolidated statements of comprehensive income (loss).
(e) Reflects an income tax effect calculated at a 25.74% statutory rate for 2018 and a 38.9% statutory rate for 2017, with the exception of certain non-deductible legal and financing fees.
(f) Reflects reductions to earnings available for common shareholders related to preferred stock dividend requirements for Great Plains Energy's Series B Preferred Stock and are included in Preferred stock dividend requirements on the consolidated statements of comprehensive income (loss).
(g) Reflects the average share impact of Great Plains Energy's issuance of 60.5 million shares of common stock in October 2016.

GAAP Earnings
On a per-share basis, the increase in first quarter 2018 GAAP earnings per share compared to the same period in 2017 was impacted by $0.21 of lower costs to achieve the anticipated merger with Westar Energy as detailed in the table above as well as the following items under the heading Adjusted Earnings (non-GAAP).

Adjusted Earnings (non-GAAP)
On a per-share basis, drivers for the increase in first quarter 2018 adjusted earnings (non-GAAP) compared to the same period in 2017 included the following:

•	An approximate $0.07 increase from colder weather driven by a 27 percent increase in heating degree days compared to the first quarter of 2017;

•	An estimated $0.02 increase from an increase in weather-normalized retail demand; and

•	An approximate $0.03 increase in other items.
These drivers were partially offset by a $0.06 decrease from the net impact of the lower federal income tax rate. This net impact is driven by a provision for rate refund for the income tax savings that are anticipated to be returned to customers partially offset by lower income tax expense.
Overall retail megawatt hour sales were up 7.3 percent in the first quarter 2018 compared to the 2017 period. The weather impact in the first quarter 2018, when compared to normal, was flat.
Adjusted Earnings (Non-GAAP)
In addition to earnings (loss) available for common shareholders and diluted earnings (loss) per common share, Great Plains Energy's management uses adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) to evaluate earnings and earnings per share without the impact of the anticipated merger with Westar Energy. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) exclude certain costs, expenses, gains, losses and the per share dilutive effect of equity issuances resulting from the anticipated merger and the previous plan to acquire Westar Energy. This information is intended to enhance an investor's overall understanding of results. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) are used internally to measure performance against budget and in reports for management and the Board of Directors of Great Plains Energy. Adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP) are financial measures that are not calculated in accordance with GAAP and may not be comparable to other companies' presentations or more useful than the GAAP information.
Great Plains Energy will post its 2018 First Quarter Form 10-Q, as well as supplemental financial information related to the first quarter on its website, www.greatplainsenergy.com.
Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. ET Thursday, May 3, 2018, to review the Company's 2018 first quarter earnings and operating results.
A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy's website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (888) 353-7071 (U.S./Canada) or (724) 498-4416 (international) five to ten minutes prior to the scheduled start time. The pass code is 5785138.
A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company's website. A telephonic replay of the conference call will also be available through May 10, 2018, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 5785138.
About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.
Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements relating to the anticipated merger transaction of Great Plains Energy and Westar Energy, Inc.(Westar), including those that relate to the expected financial and operational benefits of the merger to the companies and their shareholders (including cost savings, operational efficiencies and the impact of the anticipated merger on earnings per share), the expected timing of closing, the outcome of regulatory proceedings, cost estimates of capital projects, dividend growth, share repurchases, balance sheet and credit ratings, rebates to customers, employee issues and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy, KCP&L and Westar; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates that the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on derivatives and hedges, nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including, but not limited to, cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy's and Westar's ability to successfully manage and integrate their respective transmission joint ventures; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; the ability of Great Plains Energy and Westar to obtain the regulatory approvals necessary to complete the anticipated merger or the imposition of adverse conditions or costs in connection with obtaining regulatory approvals; the risk that a condition to the closing of the anticipated merger may not be satisfied or that the anticipated merger may fail to close; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the anticipated merger; the costs incurred to consummate the anticipated merger; the possibility that the expected value creation from the anticipated merger will not be realized, or will not be realized within the expected time period; difficulties related to the integration of the two companies; the credit ratings of the combined company following the anticipated merger; disruption from the anticipated merger making it more difficult to maintain relationships with customers, employees, regulators or suppliers; the diversion of management time and attention on the anticipated merger; and other risks and uncertainties.
This list of factors is not all-inclusive because it is not possible to predict all factors. Additional risks and uncertainties are detailed from time to time in Great Plains Energy's and KCP&L's quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Great Plains Energy Contacts:
Investors: Calvin Girard, Senior Manager, Investor Relations, (816) 654-1777, calvin.girard@kcpl.com
Media: Katie McDonald, Senior Director, Corporate Communications, (816) 556-2365,
katie.mcdonald@kcpl.com

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